Exhibit 21

SUBSIDIARIES OF WILLBROS GROUP, INC.

Company Name and Name Under Which it is Doing
Business (if applicable)	Jurisdiction of Incorporation or Organization
0795781 B.C. Ltd	Canada (British Columbia)
Chapman Construction Co., L.P.	Texas, USA
Chapman Construction Management Co., Inc.	Texas, USA
Construction Tank Services LLC	Delaware, USA
Forward Company for Energy & Infrastructure PSC	Iraq
Lineal Industries, Inc.	Pennsylvania, USA
P/L Equipment LP	Canada (Alberta)
PT Willbros Indonesia	Indonesia
Skibeck PLC, Inc.	New York, USA
Trafford Corporation	Pennsylvania, USA
WG Global Holdings Dutch C.V.	The Netherlands
Willbros Al-Rushaid Limited	Saudi Arabia
Willbros Canada Holdings ULC	Canada (British Columbia)
Willbros (Canada) GP I Limited	Canada (British Columbia)
Willbros (Canada) GP IV Limited	Canada (British Columbia)
Willbros (Canada) GP V Limited	Canada (British Columbia)
Willbros Construction Services (Canada) L.P.	Canada (Alberta)
Willbros Construction (U.S.), LLC	Delaware, USA
Willbros Energy Services Company	Delaware, USA
Willbros Engineering & Services, LLC	Texas
Willbros Facilities & Tanks (Canada) LP	Alberta
Willbros Global Holdings S. de R.L.	Panama
Willbros Global Infrastructure Limited	Cayman Islands
Willbros Industrial de Mexico, S. de R.L. de C.V.	Mexico
Willbros International Dutch B.V.	The Netherlands
Willbros International Finance & Equipment Limited	Cayman Islands
Willbros International, Inc.	Panama
Willbros International Pty Limited	Australia
Willbros Middle East, Inc.	Panama
Willbros Panama LLC	Delaware, USA
Willbros PSS Midstream (Canada) LP	Alberta
Willbros T&D Services, LLC	Delaware, USA
Willbros Transandina S.A.	Bolivia
Willbros United States Holdings, Inc.	Delaware, USA
Willbros Utility T&D Group Common Paymaster, LLC	Delaware, USA
Willbros Utility T&D Holdings, LLC	Delaware, USA
Willbros Utility T&D of New York, LLC	New York, USA
Willbros West Coast Services, Inc.	Oklahoma